Exhibit 99.1

Atlantic Union Bankshares Corporation Names Three New Board Members

Richmond, Va., December 8, 2023 – Atlantic Union Bankshares Corporation (the “Company”) (NYSE: AUB) announced today that its Board of Directors (the “Board”) has appointed three new members—Paul Engola, Donald R. Kimble and Michele A. O’Hara—effective immediately.

“We are pleased to add three highly respected business leaders who will bring significant financial, human capital and technology experience to further enhance the diverse skills on our Board,” said Ron Tillett, Chairman of the Board of Directors. “The Board believes that diversity contributes to its effectiveness and strives to have members from various backgrounds and professions to help guide the Company through its journey to become the premier mid-Atlantic regional bank.”

Engola, 52, is Deputy Group President of the Dynetics Group of Leidos Holdings, Inc. (“Leidos”) and Executive Vice President, National Security Space, for Leidos. Before that, he was Chief Human Resources Officer and Head of Business Partnerships and Senior Vice President and Deputy Group President for Leidos’ Defense and Intelligence Group. He served as Vice President, Transportation and Financial Solutions with Lockheed Martin Information Systems and Global Solutions before it merged with Leidos. Engola has a Master of Business Administration from Stanford University, a Master of Science from Georgia Institute of Technology and a Bachelor of Science from Massachusetts Institute of Technology.

Kimble, 63, most recently served as Chief Financial Officer, Vice Chairman, Chief Administrative Officer of KeyCorp and Chairman and President of KeyBank NA until his retirement in May 2023. Before that, he was Executive Vice President and Chief Financial Officer of Huntington Bancshares, Inc. and Executive Vice President and Controller for AmSouth Bancshares. Kimble has a Bachelor of Science in Business Administration from Ohio State University.

O’Hara, 48, is Executive Vice President and Chief Human Resources Officer for Science Applications International Corporation, Inc. (“SAIC”), a technology integrator and leader in digital transformation for federal government customers. Before that, she held various executive-level positions at SAIC including Senior Vice President, Human Resources and Senior Vice President, Total Rewards. Before SAIC, she served in senior leadership roles at global professional services and technology companies including BearingPoint, Perot Systems Corporation and Booz Allen Hamilton. O’Hara received her Bachelor of Science from the College of William and Mary.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 109 branches and 123 ATMs located throughout Virginia, and in portions of Maryland and North Carolina as of September 30, 2023. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937